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[NRG ENERGY LETTERHEAD]

October 30, 1998

VIA FACSIMILE (212-223-8922)

Peter M. Faulkner
Rumpere Capital
767 Third Avenue, 5th Floor
New York, NY  10017

Re: Cogeneration Corp. of America

Dear Peter:

I am writing to set forth the terms of the agreement between Rumpere Capital ("Rumpere") and NRG Energy, Inc. ("NRG") with respect to certain matters concerning Cogeneration Corporation of America ("CCA").

1. Rumpere Capital, L.P. and Rumpere Capital Fund, Ltd. own collectively 222,000 shares of stock of CCA (the "Rumpere Shares").

2. NRG holds approximately 3,106,612 shares of stock of CCA. NRG has five nominees (the "NRG Directors") serving as members of the board of directors of CCA. NRG and/or the NRG Directors are participants in a proxy solicitation relating to CCA (the "Proxy Solicitation").

3.   Rumpere has agreed to provide NRG with proxies and consents with respect to the Rumpere Shares solely for purposes of voting in connection with the Proxy Solicitation. The parties agree that Rumpere's grant of such proxies and consents shall be irrevCCAble, subject to the limitations set forth herein on the use of such proxies and consents, until November 30, 1998. The parties further agree that NRG's ability to utilize the proxies and consents shall terminate and NRG shall have no right to vote the Rumpere Shares in connection with the Proxy Solicitation (a) after the conclusion of the CCA
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Peter M. Faulkner
October 30, 1998
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     shareholders' meeting scheduled for November 12, 1998 or any postponement or adjournment thereof, but in no event after November 30, 1998 or (b) on such earlier date that NRG or the NRG Directors agrees (i) to a severance or other arrangement with Robert Sherman that provides him with compensation or other consideration in excess of the amounts set forth in his employment agreement dated March 28, 1997, or (ii) to the payment by CCA in excess of an aggregate amount of $250,000 of the costs and expenses of the law firms, a public relations firm and printer retained by Robert Sherman and /or CCA in respect of the Proxy Solicitation. Concurrently herewith Rumpere is delivering executed proxy cards and consents with respect to the Proxy Solicitation, the use of which shall be subject to the terms and conditions set forth above.

If this agreement accurately reflects our understanding, please execute and return a copy of this letter to the undersigned.

Sincerely,

/s/ Craig Mataczynski

ACCEPTED & AGREED
this 30th day of October, 1998

Rumpere Capital

By:  Peter M. Faulkner
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     Name: Peter M. Faulkner
     Title: Portfolio Manager